                                                                    EXHIBIT 4.12



                             CONTRIBUTION AGREEMENT


         CONTRIBUTION AGREEMENT (the "Contribution Agreement") is entered into this 1st day of April, 1998 by and between the undersigned shareholders (the "Contributors") of CMG Funding Corp., a Delaware corporation ("CMG"), and RealTrust Asset Corporation, a Maryland corporation ("RealTrust").

                                    RECITALS

         WHEREAS, the Contributors desire to contribute their certain shares of CMG to RealTrust in exchange for shares of capital stock of RealTrust (the "Contribution") subject to the terms and conditions set forth herein;

         WHEREAS, it is the intent of the Contributors that the Contribution of capital stock of CMG for shares of capital stock of RealTrust qualify as a contribution under Section 351 of the Internal Revenue Code of 1986, as amended;

         NOW, THEREFORE, in consideration of the premises and the warranties, representations, mutual covenants, and agreements set forth herein and for the purpose of setting forth certain terms and conditions of the Contribution and the mode of carrying the same into effect and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

         For purposes of this Contribution Agreement, unless the context requires a different meaning, the following terms shall have the following meanings.

               1.1 "CMG" means CMG Funding Corp., a Delaware corporation.

               1.2 "Code" means the Internal Revenue Code of 1986, as amended.

               1.3 "Contributed Shares" means the shares of capital stock of CMG contributed by the Contributors as specifically set forth on Schedule A hereto in exchange for the RealTrust Shares.

               1.4 "Contribution" means the contribution by the Contributors of the Contributed Shares in exchange for RealTrust Shares in a contribution under
Section 351 of the Code.

               1.5 "Contribution Agreement" means this Agreement and the Schedules and Exhibits hereto, as the same may be amended, supplemented or modified from time to time.

               1.6 "Contributors" means each of the shareholders of CMG contributing the Contributed Shares as identified on Schedule A hereto.

               1.7 "Effective Date" means the day and time on which CMG and RealTrust take all steps necessary to reflect the change in stock ownership on both their internal records, which shall be April 23, 1998.

               1.8 "Party" means RealTrust and/or the Contributors.

               1.9 "Person" means any individual, limited partnership, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

               1.10 "RealTrust" means RealTrust Asset Corporation, a Maryland corporation.

               1.11 "State" means each of the states of the United States, the District of Columbia and the Commonwealth of Puerto Rico.

               1.12 "State Commission" means any agency of any State having jurisdiction to enforce such State's securities laws.

         For the purposes of interpreting this Contribution Agreement: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles in effect on the date hereof, and any other reference in this Contribution Agreement to "generally accepted accounting principles" refers to generally accepted accounting principles on the date hereof; (c) "or" is not exclusive; (d) words in the singular include the plural, and words in the plural include the singular; (e) "herein", "hereof" and other words of similar import refer to this Contribution Agreement as a whole and not to any particular Article, Section or other subdivision; (f) words in the masculine gender include the feminine gender and words in the feminine gender include the masculine gender; and (g) the Article and Section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Contribution Agreement.


                                    ARTICLE 2

                              PLAN OF CONTRIBUTION

         2.1 Contribution. Subject to the terms and conditions of this Contribution Agreement, (a) on the Effective Date, the Contributors shall transfer the Contributed Shares to RealTrust and

(b) RealTrust shall issue, in exchange for the Contributed Shares, the RealTrust Shares set forth on Schedule A hereto.

         2.2 Effect of Contribution. Subject to the terms and conditions of this Contribution Agreement, from and after the Effective Date, the following effects of the Contribution shall occur:

                  2.2.1 Certificate of Incorporation of CMG. The Certificate of Incorporation of CMG as in effect immediately prior to the Effective Date and Bylaws in effect immediately prior to the Effective Date shall remain in full force and effect and shall not be affected.

                  2.2.2 Capitalization. After the Effective Date, the capitalization of CMG shall remain as reflected on the financial statements of CMG immediately prior to the Effective Date.

                  2.2.3 Registered and Principal Business Office. As of the Effective Date, the registered business office and the principal place of business of CMG shall continue to be at 2855 East Cottonwood Parkway, Suite 500, Salt Lake City, Utah 84121.

         2.3 Delivery of the RealTrust Shares. On the Effective Date, RealTrust shall revise its stock ledger to reflect the RealTrust Shares issued to Contributors and shall issue to the Contributors stock certificates representing the RealTrust Shares.


                                    ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTORS

         The Contributors (except ContiFinancial Corporation, ContiTrade Services L.L.C. and David and Sara Ferradino Investments which make no representations or warranties under Sections 3.1, 3.2 and 3.4.2) severally, but not jointly, hereby represent and warrant to RealTrust as of the Effective Date of the Contribution, as follows:

         3.1 Organization, Standing and Authority of CMG. CMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. CMG is duly qualified or licensed to do business and in good standing in the States of the United States of America and in each foreign jurisdiction where its ownership or leasing of property or the conduct of its business as now conducted requires it to be so qualified or licensed and in which the failure to be duly qualified or licensed and in good standing could have a material effect on the financial condition of CMG taken as a whole. CMG has the power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties, and business. CMG has in effect all federal, state, local and foreign governmental authorizations, permits and licenses necessary for it to own or lease its properties and assets and to carry on its business as is now being conducted except where the failure to have such authorizations, permits and licenses would not have a material adverse effect on the financial condition of CMG taken as a whole.

         3.2 Valid Issuance. All of the Contributed Shares are duly authorized, validly issued, and fully paid.

         3.3 Ownership of Contributed Shares. With respect to Schedule A attached hereto, the number of Contributed Shares to be contributed by such Contributor is accurately set forth. Except as set forth on the attached Disclosure Schedule, there are no (nor will there be at the Effective Date of the Contribution any) contracts, commitments, understandings, or arrangements by which such Contributor is or may be bound to transfer or issue to any third party any of the related Contributed Shares, and there are no (nor will there be at the Effective Date of the Contribution any) contracts, agreements, understandings or commitments relating to the right of such Contributor to vote or to dispose of any of the related Contributed Shares. The related Contributed Shares are owned by such Contributor free and clear of any and all liens, claims and encumbrances.

         3.4      Authority.

                  3.4.1 The execution and delivery of this Contribution Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action in respect thereof on the part of such Contributor. Upon the execution and delivery of this Contribution Agreement by the Parties, this Contribution Agreement shall represent a legal, valid, and binding obligation of such Contributor, enforceable against such Contributor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, (ii) the fact that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be pending and (iii) the fact that rights to indemnity hereunder may be limited by federal or state securities laws.

                  3.4.2 Neither the execution and delivery of this Contribution Agreement by such Contributor, nor the consummation by the transactions contemplated herein, nor compliance by such Contributor with any of the provisions hereof will (i) conflict with or result in a breach of any provision of CMG's Certificate of Incorporation or Bylaws; (ii) hereto, constitute or result in the breach of any material term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to any note, bond, mortgage, indenture, license, contract, agreement, lease or other instrument or obligation to which such Contributor is a party or by which it or any of its properties or assets may be subject; (iii) result in the creation of any lien, charge, or encumbrance upon any of the related Contributed Shares, or (iv) to the knowledge of such Contributor, violate any order, writ, injunction, decree, statute, rule, or regulation applicable to such Contributor or the related Contributed Shares.

                  3.4.3 No notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by such Contributor of the Contribution, or any other transaction contemplated by this Contribution Agreement with respect to such Contributor.


                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF REALTRUST

         RealTrust hereby represents and warrants to the Contributors as of the Effective Date of the Contribution, as follows:

         4.1 Organization and Standing. RealTrust is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland.

         4.2      Authority.

                  4.2.1 The execution and delivery of this Contribution Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action in respect thereof on the part of RealTrust, and RealTrust has taken all necessary action to approve the execution and delivery of this Contribution Agreement and the related transaction. This Contribution Agreement represents a legal, valid, and binding obligation of RealTrust, enforceable against RealTrust in accordance with its terms, except as
(i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally, (ii) the fact that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be pending and (iii) the fact that rights to indemnity hereunder may be limited by federal or state securities laws.

                  4.2.2 Neither the execution and delivery of this Contribution Agreement by RealTrust, nor the consummation by RealTrust of the transactions contemplated herein as appropriate, nor compliance by RealTrust with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of RealTrust's Articles of Incorporation and Bylaws; (ii) constitute or result in the breach of any term, condition, or provision of, or constitute a default under, or give rise to any right of termination, cancellation, or acceleration with respect to any note, bond, mortgage, indenture, license, contract, agreement, lease, or other instrument or obligation to which RealTrust is a party or by which it or any of its properties or assets may be subject that would, in any such event, have a material adverse effect on RealTrust or be reasonably expected to prevent or materially delay the consummation of any of the transactions contemplated hereby; (iii) result in the creation of any lien, charge, encumbrance upon any property or assets of RealTrust which would have a material adverse effect on the consolidated financial condition of RealTrust; or (iv) subject to receipt of the requisite approvals of this Contribution Agreement, to the knowledge of RealTrust's management, violate any order, writ, injunction, decree, statute, rule, or regulation applicable to RealTrust or any of its subsidiaries or any of their properties of assets.

                  4.2.3 No notice to, filing with, authorization of, or exemption by, or consent or approval of any public body or authority is necessary for the consummation by RealTrust of the transactions contemplated in this Contribution Agreement.

         4.3 RealTrust Shares. RealTrust Shares to be issued upon the consummation of the Contribution have been duly authorized and, upon issuance in accordance with the provisions hereof, will be validly issued, fully paid and nonassessable. Upon issuance of RealTrust Shares pursuant to this Contribution Agreement, the Contributors will be the owners of the RealTrust Shares, free and clear of any encumbrances, liens or adverse claims. On the Effective Date, the only shares of capital stock of RealTrust issued and outstanding shall be the RealTrust Shares issued to the Contributors.

         4.4      Compliance with Laws.  Each of RealTrust and its subsidiaries:

                  4.4.1 Is in compliance with all laws, regulations, rules, reporting and licensing requirements, and orders applicable to its business or employees conducting its business, the breach of violation of which could reasonably be expected to impede the transactions contemplated by this Contribution Agreement or have a material adverse effect on the consolidated financial condition of RealTrust; and

                  4.4.2 Has received no written notification or communication from any agency or department of federal, state, or local government, or any self-regulatory organization for the real estate industry (i) asserting that RealTrust or any of its subsidiaries is not in compliance with or has violated any of the statutes, regulations, or ordinances that such governmental authority or self-regulatory organization enforces, that, as a result of such noncompliance, would materially adversely affect the consolidated financial condition of RealTrust or otherwise impede the consummation of the transactions contemplated by this Contribution Agreement, or (ii) threatening to revoke any license, franchise, permit, or governmental authorization that is material to the consummation of the transactions contemplated by this Contribution Agreement.

         4.5 Statements True and Correct. None of the information prepared by or on behalf of RealTrust regarding RealTrust or any RealTrust subsidiary for inclusion in any documents will, at the respective time such documents become effective or are distributed, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading.


                                    ARTICLE 5

                      CONDITIONS PRECEDENT TO CONTRIBUTION

         5.1 Conditions to Obligations of RealTrust. The obligations of RealTrust hereunder are subject to the satisfaction or waiver at or prior to the Effective Date of the following conditions:

                  5.1.1 Performance. The Contributors shall have performed in all material respects each of the acts and undertakings of the Contributors to be performed at or before the Effective Date pursuant to this Contribution Agreement;

                  5.1.2 Representations and Warranties True. Each of the representations and warranties of the Contributors contained herein and in any certificate or other writing delivered by the Contributors pursuant hereto or in connection herewith shall be true in all material respects on and as of the Effective Date with the same effect as though made on and as of such date;

         5.2 Conditions to Obligations of the Contributors. The obligations of the Contributors hereunder are subject to the satisfaction at or prior to the Effective Date of the following conditions:

                  5.2.1 Performance. RealTrust shall have performed in all material respects each of the acts and undertakings of RealTrust to be performed at or before the Effective Date pursuant hereto;

                  5.2.2 Representations and Warranties True. Each of the representations and warranties of RealTrust contained in this Contribution Agreement and in any certificate or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true in all material respects on and as of the Effective Date with the same effect as though made on and as of such date;

                  5.2.3 Deliveries. RealTrust shall have complied with its obligation to deliver the RealTrust Shares as provided in Section 2.4 hereof.

                                    ARTICLE 6

                                   TERMINATION

         6.1 Termination Prior to Effective Date. Notwithstanding any other provision of this Contribution Agreement, this Contribution Agreement may be terminated and each of the transactions contemplated by this Contribution Agreement may be abandoned at any time prior to the Effective Date of the
Contribution:

                  6.1.1 By mutual agreement of the Parties;

                  6.1.2 By either Party in the event of a material breach by the other Party of any representation, warranty, covenant, or agreement contained herein which cannot be or has not been cured within five (5) business days after the giving of written notice to the breaching Party of such breach; and

                  6.1.3 By either Party in the event that any of the conditions precedent to the obligations of such Party to consummate the Contribution shall not have been satisfied or fulfilled or waived by said Party on or before the Effective Date, provided that neither Party shall be entitled to terminate this Contribution Agreement pursuant to this subparagraph 6.1.3 if the condition precedent or conditions precedent which provided the basis for termination can reasonably be and are satisfied within a reasonable period of time, in which case the Effective Date shall be appropriately postponed.

         6.2 Effect of Termination Prior to Effective Date. In the event of the termination and abandonment of this Contribution Agreement pursuant to Section
6.1 of this Contribution Agreement, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Contribution Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of the Parties or to any of their unit holders, partners, employees, agents, consultants or representatives provided that Section 7.1 hereof shall survive any termination of this Agreement. Nothing in this Section 6.2 shall relieve any of the Parties of liability for breach of this Agreement.

         6.3 Termination After Effective Date. In the event that RealTrust does not consummate a public or private offering of equity securities on or before January 1, 1999, then any Party may request that the Contribution be terminated. Such termination shall be accomplished in a manner that the Parties will, after the termination, be returned to the ownership of the same number and class of securities of CMG as each Party held immediately prior to the Contribution. The Parties agree that they shall use their best efforts to ensure that such termination is effectuated in a tax-free manner, whether through re-contribution, merger, reorganization, dissolution or otherwise. Each Party hereby agrees to affirmatively vote its shares of RealTrust and CMG in favor of such re-contribution, merger, reorganization, dissolution or other termination as may be requested by RealTrust.

         6.4 Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties set forth in Articles 3 and 4 hereof shall survive the Effective Date of the Contribution until the earlier of
(i) one (1) year from the Effective Date or (ii) the date on which audited financial statements of CMG are included in audited financial statements of RealTrust which are filed with the Securities and Exchange Commission pursuant to the Securities and Exchange Act of 1934.

         6.5 Limitation of Liability. Notwithstanding the provision of Section
6.4 or any other provision herein, to the extent that any Contributor is subject to any liability by virtue of its obligations under this Agreement, each Contributor's maximum liability for any claim related to this Contribution Agreement made by RealTrust shall be limited to the fair market value of the RealTrust Shares delivered to such Contributor on the Effective Date.


                                    ARTICLE 7

                                  MISCELLANEOUS

         7.1 Expenses. Each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, printing costs, investment bankers, accountants, and counsel.

         7.2 Entire Contribution Agreement. Except as otherwise expressly provided herein, this Contribution Agreement contains the entire agreement between the Parties with respect to the transactions contemplated hereunder, and such Agreement supersedes any and all prior agreements, letters of intent, arrangements or understandings with respect thereto, written or oral. The terms and conditions of this Contribution Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Contribution Agreement, expressed or implied, is intended to confer upon any party, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Contribution Agreement.

         7.3 Amendments. To the extent permitted by law, this Contribution Agreement may be amended by a subsequent writing signed by authorized officers of RealTrust and CMG; provided, however, that if any Party shall request, all other Parties shall agree to amend this Contribution Agreement to meet applicable legal and regulatory requirements and obstacles, to effect tax savings, to minimize or insulate against liabilities or to serve some other meritorious purpose so long as the consideration to be received by the Contributors shall not be reduced.

         7.4 Waivers. Prior to or at the Effective Date of the Contribution, any Party shall have the right to waive in writing any breach of or default in the performance of any term of this Contribution Agreement by any other Party, to waive in writing or extend the time for the compliance or fulfillment by any other Party of any and all of its obligations under this Contribution Agreement, and to waive in writing any or all of the conditions precedent to the obligations of this Party pursuant to this Contribution Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation.

         7.5 No Assignment. No Party may assign any of its rights or obligations under this Contribution Agreement to any other person; provided that ContiFinancial Corporation and ContiTrade Services L.L.C. may assign the rights and obligations under this Agreement to any of its affiliates.

         7.6 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, or by registered or certified mail, postage pre-paid to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered.

         RealTrust:             RealTrust Asset Corporation
                                2855 East Cottonwood Parkway, Suite 500
                                Salt Lake City, Utah  84121

         The Contributors:      The addresses set forth on the stockholder
                                records of RealTrust.

         7.7 Governing Law. This Contribution Agreement shall be governed by and construed in accordance with the laws of the State of Maryland except to the extent that federal law shall be controlling.

         7.8 Counterparts. This Contribution Agreement may be executed in one or more counterparts, including electronically transmitted counterparts, each of which shall constitute one and the same instrument.

         7.9 Third Parties. Each Party hereto intends that this Contribution Agreement shall not benefit or create any right or cause of action for the benefit of any person other than the Parties hereto.

         7.10 Attorneys Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Contribution Agreement, the prevailing Party shall be entitled to recover reasonable attorneys fees from the other Party, which fees may be set by the Court in the trial of such action or may be enforced in a separate action brought for the purpose, and which fees shall be in addition to any other relief which may be awarded.

         7.11 Knowledge of the Parties. Where any representative or warranty contained in this Agreement is expressly qualified by reference to the knowledge or belief of any Party, such Party hereby confirms that no information has come to the attention to such Party (or the officers of such Party if the Party is a corporation) which could give such Party actual knowledge of the existence of the documents or facts so qualified. However, except as set forth herein, no Party has undertaken any investigation to determine the existence of such documents or facts.

         7.12 Exhibits. Each and all of the Schedules and Exhibits referred to herein and attached hereto are hereby incorporated into this Agreement for all purposes as fully as if set forth herein.

         7.13 Severability. If any portion of this Contribution Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such declaration shall not affect the validity of the remaining provisions.

         7.14 Time of Essence. Time is of the essence in the performance of the obligations stated herein.


         IN WITNESS WHEREOF, each of the Parties has caused this Contribution Agreement to be executed, attested and delivered on its behalf by its duly appointed and authorized officers as of the day and year first above written.

                                                  "RealTrust"

                                        REALTRUST ASSET CORPORATION
                                        a Maryland corporation



                                        By:_____________________________________
                                           John D. Fry, Chief Executive Officer

"Contributors"


________________________________                ________________________________
        John D. Fry                                        Bill Reed



________________________________                ________________________________
      Terry L. Mott                                      Brenda Colson



________________________________                ________________________________
    Patrick Croghan                                        Kent Bills



________________________________                ContiTrade Services L.L.C.
       Shauna Reimann

                                                By:_____________________________
                                                        Authorized Signatory

________________________________                By:_____________________________
David and Sara Ferradino Investments                    Authorized Signatory



                                                ContiFinancial Corporation


                                                By:_____________________________
                                                        Authorized Signatory

                                                By:_____________________________
                                                        Authorized Signatory

                                   SCHEDULE A

                               Contributed Shares


                                                            Number of            Class of                Number of
                                     Class of              Contributed           RealTrust               RealTrust
Contributor                   Contributed Shares             Shares                Shares                  Shares
-----------                   ------------------             ------                ------                  ------
John D. Fry                     Class A Preferred            550,774            Class A Preferred         550,774
                                     Common                  140,326               Common                 140,326
Terry L. Mott                   Class A Preferred             50,000            Class A Preferred          50,000
                                     Common                  165,365               Common                 165,365
Patrick Croghan                      Common                  167,865               Common                 167,865
Shauna Reimann                       Common                  167,865               Common                 167,865
Bill Reed                            Common                  111,910               Common                 111,910
Brenda Colson                        Common                   33,535               Common                  33,535
Kent Bills                           Common                   33,535               Common                  33,535
Ferradino Investments                Common                   99,655               Common                  99,655
ContiTrade Services LLC              Common                  506,933               Common                 506,933
ContiFinancial Corporation      Class A Preferred            252,117            Class A Preferred         252,117
ContiFinancial Corporation      Class A Preferred            410,581            Class B Preferred         410,581